News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS THIRD QUARTER 2024 RESULTS

Clearfield, Pennsylvania – October 21, 2024

CNB Financial Corporation (“Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three and nine months ended September 30, 2024.

Executive Summary

•Net income available to common shareholders ("earnings") was $12.9 million, or $0.61 per diluted share, for the three months ended September 30, 2024, compared to earnings of $11.9 million, or $0.56 per diluted share, for the three months ended June 30, 2024. The quarterly increase was a result of increases in both net interest income and non-interest income, partially offset by an increase in non-interest expense, as discussed in more detail below. The increase in third quarter 2024 earnings and diluted earnings per share when compared to the quarter ended September 30, 2023 earnings of $12.7 million, or $0.60 per diluted share, was primarily due to the increase in non-interest income, partially offset by an increase in non-interest expense.

•Earnings were $36.3 million, or $1.72 per diluted share, for the nine months ended September 30, 2024, compared to earnings of $40.8 million, or $1.94 per diluted share, for the nine months ended September 30, 2023. The decrease in earnings and diluted earnings per share comparing the nine months ended September 30, 2024 to the nine months ended September 30, 2023 was primarily due to the rise in deposit costs year over year.

•At September 30, 2024, loans totaled $4.5 billion, excluding the balances of syndicated loans. This adjusted total of $4.5 billion in loans represented an increase of $96.7 million, or 2.18% (8.69% annualized), compared to the same adjusted total loans measured as of June 30, 2024, and an increase of $153.4 million, or 3.51%, compared to the same adjusted total loans measured as of September 30, 2023. The increase in loans for the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024 was primarily driven by qualitative commercial and industrial growth in the Erie and Columbus markets and continued growth in new commercial customer relationships in the Corporation's recent expansion market of Roanoke, coupled with growth in CNB's Private Banking division with notable activity in the Roanoke market. The year over year growth in loans as of September 30, 2024 compared to loans as of September 30, 2023 resulted primarily from growth in the Corporation's continued expansion into the newer markets of Cleveland and Roanoke, combined with growth in the Columbus and Erie markets and CNB Bank’s Private Banking division.

◦At September 30, 2024, the Corporation's balance sheet reflected an increase in syndicated lending balances of $15.5 million compared to June 30, 2024. The increase in syndicated lending balances was the result of the Corporation managing the level of its syndicated portfolio by ensuring its historical discipline of seeking high credit quality loans with favorable yields. Year over year, the Corporation's balance sheet reported a decrease in syndicated lending balances of $53.6 million compared to September 30, 2023, resulting from scheduled paydowns or early payoffs of certain syndicated loans. The syndicated loan portfolio totaled $69.5 million, or 1.51% of total loans, at September 30, 2024, compared to $53.9 million, or 1.20% of total loans, at June 30, 2024 and $123.1 million, or 2.74% of total loans, at September 30, 2023. As noted above, the Corporation is closely managing the level of its syndicated loan portfolio while it focuses more resources on organic loan growth from its in-market customer relationships.

•At September 30, 2024, total deposits were $5.2 billion, reflecting an increase of $106.1 million, or 2.08% (8.26% annualized), from the previous quarter ended June 30, 2024, and an increase of $214.2 million, or 4.28%, compared to total deposits measured as of September 30, 2023. The increase in deposit balances compared to June 30, 2024 was primarily attributable to an increase in noninterest-bearing business deposits and retail saving deposits. Additional deposit and liquidity profile details were as follows:

◦During the quarter ended September 30, 2024, the Corporation repositioned $135.0 million of brokered deposits from savings to certificates of deposits. Additionally, $50.0 million of maturing brokered certificates of deposit were replaced with a similar offering. The repositioning and replacement totaling $185.0 million during the quarter and reduced the weighted average annual percentage yield ("APY") from 5.70% to a locked-in APY of 4.37%, for maturity periods ranging from 12-14 months. This adjustment is expected to result in an estimated annual interest expense savings of $2.5 million for the Corporation. The mix of brokered deposits of 3.55% of total deposits at September 30, 2024, remained stable with the mix of 3.58% of total deposits at June 30, 2024.

◦At September 30, 2024, the total estimated uninsured deposits for CNB Bank were approximately $1.5 billion, or approximately 28.50% of total CNB Bank deposits. However, when excluding $103.1 million of affiliate company deposits and $462.7 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $950.6 million, or approximately 17.87% of total CNB Bank deposits as of September 30, 2024.

▪The level of adjusted uninsured deposits at September 30, 2024 was relatively unchanged with the prior quarter end's level. At June 30, 2024, the total estimated uninsured deposits for CNB Bank were approximately $1.5 billion, or approximately 29.00% of total CNB Bank deposits; however, when excluding $101.4 million of affiliate company deposits and $460.7 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $949.8 million, or approximately 18.22% of total CNB Bank deposits as of June 30, 2024.

◦At September 30, 2024, the average deposit balance per account for CNB Bank was approximately $33 thousand, which generally remained consistent with the average deposit balance per account from recent quarters. CNB Bank had increases in the volume of business deposits, as well as retail customer household deposits, including those added after the 2023 launches of (i) CNB Bank’s “At Ease” account, a service for U.S. service member and veteran families, and (ii) CNB’s women-focused banking division, Impressia Bank.

◦At September 30, 2024, the Corporation had $282.0 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with collective contingent liquidity resources of $4.5 billion including (i) available borrowing capacity from the Federal Home Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, resulted in the total on-hand and contingent liquidity sources for the Corporation as of September 30, 2024 to be approximately 5.0 times the estimated amount of adjusted uninsured deposit balances discussed above.

•At September 30, 2024, June 30, 2024 and September 30, 2023, the Corporation had no outstanding short-term borrowings from the FHLB or the Federal Reserve's Discount Window.

•At September 30, 2024, the Corporation's pre-tax net unrealized losses on available-for-sale and held-to-maturity securities totaled approximately $62.5 million, or 10.30% of total shareholders' equity, compared to $84.1 million, or 14.33% of total shareholders' equity, at June 30, 2024. The change in unrealized losses was primarily due to changes in the yield curve in the third quarter of 2024 compared to the second quarter of 2024, coupled with the Corporation’s scheduled bond maturities, which were all realized at par. Importantly, all regulatory capital ratios for the Corporation would still exceed regulatory “well-capitalized” levels as of both September 30, 2024 and June 30, 2024 if the net unrealized losses at the respective dates were fully recognized. Additionally, the Corporation maintained $102.0 million of liquid funds at its holding company, which more than covers the $62.5 million in unrealized losses on investments held primarily in its wholly-owned banking subsidiary, as an immediately available source of contingent capital to be down-streamed to CNB Bank, if necessary.

•Total nonperforming assets were approximately $42.0 million, or 0.70% of total assets, as of September 30, 2024, compared to $36.5 million, or 0.62% of total assets, as of June 30, 2024, and $29.3 million, or 0.51% of total assets, as of September 30, 2023. The increase in nonperforming assets for the three months ended September 30, 2024 compared to the three months ended June 30, 2024 was primarily due to one commercial relationship (consisting of various loan types) totaling $7.9 million with a specific reserve balance of $2.2 million. Management does not believe there is risk of significant additional loss exposures beyond the specific reserves related to this loan relationship. The increase in non-performing assets at September 30, 2024 compared to September 30, 2023 was due to the loan relationship discussed above, as well as certain commercial and industrial relationships as previously disclosed in the fourth quarter of 2023 and second quarter of 2024, and a commercial real estate relationship as previously disclosed in the third quarter of 2023. For the three months ended September 30, 2024, net loan charge-offs were $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale, compared to $2.8 million, or 0.25% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2024, and $732 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2023.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $19.7 million for the three months ended September 30, 2024, compared to $18.6 million and $18.2 million for the three months ended June 30, 2024 and September 30, 2023, respectively.1 The third quarter 2024 PPNR, when compared to the second quarter of 2024, reflected improvements in net interest income and non-interest income, partially offset by higher non-interest expense. The increase in PPNR for the three months ended September 30, 2024, compared to the three months ended September 30, 2023, was primarily attributable to the increase in non-interest income. PPNR was $55.0 million for the nine months ended September 30, 2024 compared to $59.4 million for the nine months ended September 30, 2023.1 The decrease in PPNR for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023 was primarily attributable to the significant year-over-year increase in deposit costs, coupled with increases in certain personnel costs (primarily from new offices and personnel added in expansion markets), as well as additional technology expenses for recently completed full implementation of business development and customer relationship management applications.

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Michael Peduzzi, President and CEO of both the Corporation and CNB Bank, commented on the Corporation’s positive quarterly results, stating, "CNB’s performance for the third quarter of 2024 was much in alignment with themes in a time of year when so many sports are active. We continue to have a strong defense with our traditionally sound loan and investment underwriting, disciplined loan and deposit pricing, and solid risk management practices. This was complemented by a solid offensive push as we translated pipeline activity and qualified business leads into sound loan growth, and an expansion of the number of relationships and accounts in our deposit base, all leading to notable increases in revenues. Further, thanks to effective “special team” efforts by our Finance team, we closely monitored market conditions and took advantage of an opportunity to realize substantial interest expense savings by repositioning a large portion of wholesale funding sources.

The Corporation’s team across our entire footprint continues to be focused on controlling staffing levels and overhead cost management, while expanding the use of the Corporation’s previous investments in key sales and customer experience technologies. Our playbook for implementing our overall strategy remains the same – to maintain a team of motivated and engaged employees delivering products and services to achieve mutually beneficial and sustainable success for our clients and investors."

Other Balance Sheet Highlights

•Book value per common share was $26.13 at September 30, 2024, reflecting an increase from $25.19 at June 30, 2024 and $23.52 at September 30, 2023. Tangible book value per common share, a non-GAAP measure, was $24.03 as of September 30, 2024, reflecting an increase of $0.94, or 16.20% (annualized) from $23.09 as of June 30, 2024 and a year-over-year increase of $2.63, or 12.29%, from $21.40 as of September 30, 2023.1 The increases in book value per common share and tangible book value per common share compared to June 30, 2024 were primarily due to a $9.1 million increase in retained earnings and a $10.1 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio for the past three months. The increases in book value per common share and tangible book value per common share compared to September 30, 2023 were primarily due to (i) a $34.4 million increase in retained earnings over the twelve months ended September 30, 2024, (ii) the Corporation's repurchase of 23,988 common shares at a weighted average price of $18.38 in the second quarter of 2024, and (iii) a $21.2 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio for the past twelve months.

Loan Portfolio Profile

•As part of our lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and if any concentration risk issues could lead to additional credit loss exposure. In the current post-pandemic and relatively inflationary economic environment, the Corporation has continued to evaluate its exposure to the office, hospitality, and multifamily industries within its commercial real estate portfolio. Even given the Corporation’s historically sound underwriting protocols and high credit quality ratings for borrowers in the commercial real estate industry segments, the Corporation monitors numerous relevant sensitivity elements, including occupancy, loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally. At September 30, 2024, the Corporation had the following key metrics related to its office, hospitality and multifamily portfolios:

◦Commercial office loans:
▪There were 114 outstanding loans, totaling $117.0 million, or 2.55%, of the Corporation loans outstanding;
▪There were no nonaccrual commercial office loans at September 30, 2024;
▪There was one past due commercial office loan that totaled $214 thousand, or 0.18% of total commercial office loans outstanding at September 30, 2024; and
▪The average outstanding balance per commercial office loan was $1.0 million.

◦Commercial hospitality loans:
▪There were 173 outstanding loans, totaling $320.6 million, or 6.98%, of total Corporation loans outstanding;
▪There were no nonaccrual commercial hospitality loans at September 30, 2024;
▪There were no past due commercial hospitality loans at September 30, 2024; and
▪The average outstanding balance per commercial hospitality loan was $1.9 million.

◦Commercial multifamily loans:
▪There were 225 outstanding loans, totaling $349.1 million, or 7.60%, of total Corporation loans outstanding;
▪There was one nonaccrual commercial multifamily loan that totaled $268 thousand, or 0.08% of total multifamily loans outstanding. The one customer relationship did not have a related specific loss reserve at September 30, 2024
▪There were two past due commercial office loans that totaled $760 thousand, or 0.22% of total commercial multifamily loans outstanding at September 30, 2024; and
▪The average outstanding balance per commercial multifamily loan was $1.6 million.

The Corporation had no commercial office, hospitality or multifamily loan relationships considered by the banking regulators to be a high volatility commercial real estate credit ("HVCRE").

Performance Ratios

•Annualized return on average equity was 9.28% for the three months ended September 30, 2024, compared to 8.94% and 9.80% for the three months ended June 30, 2024 and September 30, 2023, respectively. Annualized return on average equity was 9.01% for the nine months ended September 30, 2024 compared to 10.74% for the nine months ended September 30, 2023.

•Annualized return on average tangible common equity, a non-GAAP measure, was 10.33% for the three months ended September 30, 2024, compared to 9.93% and 11.07% for the three months ended June 30, 2024 and September 30, 2023, respectively.1 Annualized return on average tangible common equity, a non-GAAP measure, was 10.01% for the nine months ended September 30, 2024 compared to 12.23% for the nine months ended September 30, 2023.1

•The Corporation's efficiency ratio was 66.34% for the three months ended September 30, 2024, compared to 65.94% and 67.00% for the three months ended June 30, 2024 and September 30, 2023, respectively. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP measure, was 65.58% for the three months ended September 30, 2024, compared to 65.20% and 66.26% for the three months ended June 30, 2024 and September 30, 2023, respectively.1 The increase for the three months ended September 30, 2024 compared to the three months ended June 30, 2024 was primarily the result of an increase in incentive compensation related accruals which are based on various components of the Corporation's financial performance for the year.

•The Corporation's efficiency ratio was 67.10% for the nine months ended September 30, 2024, compared to 64.26% for the nine months ended September 30, 2023. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP ratio, was 66.34% for the nine months ended September 30, 2024, compared to 63.60% the nine months ended September 30, 2023.1

Revenue

•Total revenue (net interest income plus non-interest income) was $58.5 million for the three months ended September 30, 2024, compared to $54.6 million and $55.1 million for the three months ended June 30, 2024 and September 30, 2023, respectively.

◦Net interest income was $47.5 million for the three months ended September 30, 2024, compared to $45.7 million and $47.2 million, for the three months ended June 30, 2024 and September 30, 2023, respectively. When comparing the third quarter of 2024 to the second quarter of 2024, the difference in net interest income of $1.8 million, or 3.87% (15.39% annualized), reflected the increase in total loans outstanding quarter over quarter, partially offset by targeted interest-bearing deposit rate increases to ensure both deposit relationship retention and new deposit growth in the Corporation's markets.

◦Net interest margin was 3.43%, 3.36% and 3.55% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.42%, 3.34% and 3.53% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively.1

▪The yield on earning assets of 5.98% for the three months ended September 30, 2024 increased 9 basis points from June 30, 2024 and increased 35 basis points from September 30, 2023. The increases in yield compared to June 30, 2024 and September 30, 2023 were attributable to the net benefit of higher interest rates on both variable-rate loans and new loan production.

▪The cost of interest-bearing liabilities of 3.21% for the three months ended September 30, 2024 increased 4 basis points from June 30, 2024 and 55 basis points from September 30, 2023 primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases for deposit retention and growth initiatives given the competitive environment resulting from the numerous Federal Reserve rate hikes since the first quarter of 2022.

•Total revenue was $167.2 million for the nine months ended September 30, 2024 compared to $166.3 million for the nine months ended September 30, 2023.

◦Net interest income was $138.4 million for the nine months ended September 30, 2024 compared to $142.1 million for the nine months ended September 30, 2023. When comparing the nine months ended September 30, 2024 to the nine months ended September 30, 2023, the decrease in net interest income of $3.7 million, or 2.61% (3.49% annualized), was due to loan growth and the benefits of the impact of higher interest rates resulting in greater income on variable-rate loans, coupled with a higher average balance of interest-bearing deposits with the Federal Reserve, being more than offset by an increase in the Corporation's interest expense as a result of targeted interest-bearing deposit rate increases to ensure both deposit growth and retention.

◦Net interest margin was 3.40% and 3.66% for the nine months ended September 30, 2024 and 2023, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.38% and 3.64% for the nine months ended September 30, 2024 and 2023, respectively.1

▪The yield on earning assets of 5.89% for the nine months ended September 30, 2024 increased 41 basis points from September 30, 2023. The increase in yield compared to September 30, 2023 was attributable to the net benefit of higher interest rates on both variable-rate loans and new loan production.

▪The cost of interest-bearing liabilities of 3.14% for the nine months ended September 30, 2024 increased 80 basis points from September 30, 2023 primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases for deposit retention and growth initiatives given the competitive environment resulting from the numerous Federal Reserve rate hikes since the first quarter of 2022. The Federal Reserve rate decrease announced in mid-September 2024, being only effective for a short period of time in the quarter, had no significant impact on the Corporation’s third quarter results.

•Total non-interest income was $11.0 million for the three months ended September 30, 2024 compared to $8.9 million and $7.9 million for the three months ended June 30, 2024 and September 30, 2023, respectively. During the three months ended September 30, 2024, notable changes compared to the three months ended June 30, 2024 included increases in net realized and unrealized gains on equity securities and higher pass-through income from small business investment companies ("SBICs"). The increase in third quarter 2024 noninterest income compared to the three months ended September 30, 2023 was primarily due to higher pass-through income from SBICs and net realized and unrealized gains on equity securities.

•Total non-interest income was $28.8 million for the nine months ended September 30, 2024 compared to $24.2 million for the nine months ended September 30, 2023. This increase was primarily due to higher pass-through income from SBICs coupled with an increase in net realized and unrealized gains on equity securities.

Non-Interest Expense

•For the three months ended September 30, 2024 total non-interest expense was $38.8 million, compared to $36.0 million and $36.9 million for the three months ended June 30, 2024 and September 30, 2023, respectively. The increase of $2.8 million, or 7.77%, from the three months ended June 30, 2024 was primarily a result of an increase in salaries and benefits, card processing and interchange expenses, and other non-interest expenses. The increase in salaries and benefits resulted primarily from an increase in incentive compensation accruals, which are based on various components of the Corporation's financial performance for the year, coupled with the timing of profit-sharing accruals. The increase in card processing and interchange expenses related primarily to corporate cardholder rewards program accrual, while the increase in other non-interest expenses was primarily driven by the timing of expenditures and business generation related expenses. The increase in non-interest expense compared to the three months ended September 30, 2023 was primarily attributable to higher salaries and benefits driven by costs for personnel added for new offices in expansion markets, an increase in personnel costs related to annual merit increases, increases in health insurance costs, and contractual renewal increases in the Corporation's investments in technology applications.

•For the nine months ended September 30, 2024 total non-interest expense was $112.2 million, compared to $106.9 million for the nine months ended September 30, 2023. The increase of $5.3 million, or 4.96%, from the nine months ended September 30, 2023 was primarily a result of an increase in salaries and benefits and technology expenses, partially offset by a decrease in card processing and interchange expenses. The increase in salaries and benefits was driven by an increase in personnel costs related to annual merit increases and growth in the Corporation's staff and new offices in its expansion markets, while the increase in technology was primarily due to year-over-year investments in technology applications aimed at enhancing both customer online banking capabilities, customer call center communications, and in-branch technology delivery channels. The decrease in card processing and interchange expenses related to the changes made by the Corporation to its cardholder rewards program.

Income Taxes

•Income tax expense for the three months ended September 30, 2024 was $3.3 million, representing a 19.31% effective tax rate, compared to $3.0 million, representing an 19.03% effective tax rate, for the three months ended June 30, 2024 and $3.4 million, representing a 19.86% effective tax rate, for the three months ended September 30, 2023. Income tax expense for the nine months ended September 30, 2024 was $9.2 million, representing an 18.92% effective tax rate compared to $10.6 million, representing a 19.47% effective tax rate, for the nine months ended September 30, 2023.

Asset Quality

•Total nonperforming assets were approximately $42.0 million, or 0.70% of total assets, as of September 30, 2024, compared to $36.5 million, or 0.62% of total assets, as of June 30, 2024, and $29.3 million, or 0.51% of total assets, as of September 30, 2023, as discussed above.

•The allowance for credit losses measured as a percentage of total loans was 1.02% as of September 30, 2024 compared to 1.02% as of both June 30, 2024 and September 30, 2023. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 117.03% as of September 30, 2024, compared to 130.88% and 169.34% as of June 30, 2024 and September 30, 2023, respectively. The change in the allowance for credit losses as a percentage of nonaccrual loans was primarily attributable to the levels of nonperforming assets, as discussed above.

•The provision for credit losses was $2.4 million for the three months ended September 30, 2024, compared to $2.6 million and $1.1 million for the three months ended June 30, 2024 and September 30, 2023, respectively. The $1.3 million increase in the provision expense for the third quarter of 2024 compared to the third quarter of 2023 was primarily a result of higher loan portfolio growth and increased net loan charge-offs in the third quarter of 2024 compared to the third quarter of 2023.

•For the three months ended September 30, 2024, net loan charge-offs were $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale, compared to $2.8 million, or 0.25% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2024, and $732 thousand, or 0.06% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2023.

•For the nine months ended September 30, 2024, net loan charge-offs were $5.4 million, or 0.16% (annualized) of average total loans and loans held for sale, compared to $2.2 million, or 0.07% (annualized) of average total loans and loans held for sale, during the nine months ended September 30, 2023, with most of the larger year-to-date charge-offs being as previously disclosed occurring in the first and second quarter of 2024.

Capital

•As of September 30, 2024, the Corporation’s total shareholders’ equity was $606.4 million, representing an increase of $19.7 million, or 3.35% (13.33% annualized), from June 30, 2024 and an increase of $57.2 million, or 10.41%, from September 30, 2023 primarily due to an increase in the Corporation's retained earnings (net income, partially offset by the common and preferred stock dividends paid) and a decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio for the past twelve months. The additions to shareholders equity from retained earnings were partially offset by the Corporation's repurchase of its common stock, as discussed above.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of September 30, 2024, consistent with prior periods.

•As of September 30, 2024, the Corporation’s ratio of common shareholders' equity to total assets was 9.12% compared to 8.99% at June 30, 2024 and 8.57% at September 30, 2023. As of September 30, 2024, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 8.45% compared to 8.30% at June 30, 2024 and 7.86% at September 30, 2023. The increases compared to June 30, 2024 and September 30, 2023 were primarily the result of an increase in retained earnings coupled with a decrease in accumulated other comprehensive loss, as discussed above.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $6.0 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office, one mobile office, and 54 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank's primary market areas. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Corporation’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” The Corporation’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; the credit risks of lending activities, including our ability to estimate credit losses and the allowance for credit losses, as well as the effects of changes in the level of, and trends in, loan delinquencies and write-offs; (iv) effectiveness of our data security controls in the face of cyber attacks and any reputational risks following a cybersecurity incident; (v) changes in general business, industry or economic conditions or competition; (vi) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vii) higher than expected costs or other difficulties related to integration of combined or merged businesses; (viii) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (ix) changes in the quality or composition of our loan and investment portfolios; (x) adequacy of loan loss reserves; (xi) increased competition; (xii) loss of certain key officers; (xiii) deposit attrition; (xiv) rapidly changing technology; (xv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvi) changes in the cost of funds, demand for loan products or demand for financial services; and (xvii) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on the Corporation's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause the Corporation’s actual results to differ may emerge from time to time, and it is not possible for the Corporation to predict all of them. The Corporation undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Income Statement
Interest and fees on loans	$75,725	$72,142	$70,980	$219,380	$200,206
Interest and dividends on securities and cash and cash equivalents	7,510	8,510	4,536	22,412	14,279
Interest expense	(35,749)	(34,935)	(28,280)	(103,367)	(72,353)
Net interest income	47,486	45,717	47,236	138,425	142,135
Provision for credit losses	2,381	2,591	1,056	6,292	4,751
Net interest income after provision for credit losses	45,105	43,126	46,180	132,133	137,384
Non-interest income
Wealth and asset management fees	2,060	2,007	1,833	5,869	5,567
Service charges on deposit accounts	1,790	1,794	1,861	5,278	5,569
Other service charges and fees	796	712	567	2,203	2,283
Net realized gains (losses) on available-for-sale securities	(9)	—	—	(9)	52
Net realized and unrealized gains (losses) on equity securities	656	(80)	(400)	767	(930)
Mortgage banking	197	187	172	580	516
Bank owned life insurance	775	784	754	2,326	2,211
Card processing and interchange income	2,241	2,187	2,098	6,444	6,219
Other non-interest income	2,467	1,274	978	5,335	2,711
Total non-interest income	10,973	8,865	7,863	28,793	24,198
Non-interest expenses
Salaries and benefits	19,572	17,676	17,758	56,035	51,862
Net occupancy expense of premises	3,701	3,580	3,596	10,921	10,790
Technology expense	5,417	5,573	5,232	16,062	14,677
Advertising expense	623	553	840	1,861	2,085
State and local taxes	1,256	1,237	1,028	3,636	3,108
Legal, professional, and examination fees	940	1,119	1,320	3,231	3,167
FDIC insurance premiums	846	1,018	1,027	2,854	2,901
Card processing and interchange expenses	1,193	878	1,207	3,250	4,269
Other non-interest expense	5,236	4,355	4,906	14,347	14,033
Total non-interest expenses	38,784	35,989	36,914	112,197	106,892
Income before income taxes	17,294	16,002	17,129	48,729	54,690
Income tax expense	3,340	3,045	3,402	9,218	10,647
Net income	13,954	12,957	13,727	39,511	44,043
Preferred stock dividends	1,076	1,075	1,076	3,226	3,226
Net income available to common shareholders	$12,878	$11,882	$12,651	$36,285	$40,817

Ending shares outstanding	20,994,730	20,998,117	20,895,634	20,994,730	20,895,634
Average diluted common shares outstanding	20,911,862	20,893,396	20,899,744	20,895,538	20,979,032
Diluted earnings per common share	$0.61	$0.56	$0.60	$1.72	$1.94
Cash dividends per common share	$0.180	$0.175	$0.175	$0.530	$0.525
Dividend payout ratio	30%	31%	29%	31%	27%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Average Balances
Total loans and loans held for sale	$4,536,702	$4,441,633	$4,485,017	$4,469,321	$4,373,648
Investment securities	722,577	734,087	749,352	729,273	771,457
Total earning assets	5,503,832	5,465,645	5,273,758	5,440,145	5,194,485
Total assets	5,907,115	5,854,978	5,647,491	5,831,002	5,561,649
Noninterest-bearing deposits	795,771	761,270	792,193	764,770	805,513
Interest-bearing deposits	4,319,606	4,321,678	4,109,360	4,290,247	3,976,820
Shareholders' equity	597,984	583,221	555,464	586,017	548,034
Tangible common shareholders' equity (non-GAAP) (1)	496,091	481,309	453,493	484,105	446,048

Average Yields (annualized)
Total loans and loans held for sale	6.66%	6.55%	6.30%	6.57%	6.14%
Investment securities	2.19%	2.14%	1.96%	2.11%	1.96%
Total earning assets	5.98%	5.89%	5.63%	5.89%	5.48%
Interest-bearing deposits	3.19%	3.15%	2.62%	3.11%	2.27%
Interest-bearing liabilities	3.21%	3.17%	2.66%	3.14%	2.34%

Performance Ratios (annualized)
Return on average assets	0.94%	0.89%	0.96%	0.91%	1.06%
Return on average equity	9.28%	8.94%	9.80%	9.01%	10.74%
Return on average tangible common equity (non-GAAP) (1)	10.33%	9.93%	11.07%	10.01%	12.23%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.42%	3.34%	3.53%	3.38%	3.64%
Efficiency Ratio, fully tax equivalent basis (non-GAAP) (1)	65.58%	65.20%	66.26%	66.34%	63.60%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$837	$2,348	$381	$4,063	$955
Holiday Financial net loan charge-offs	383	456	351	1,305	1,252
Total Corporation net loan charge-offs	$1,220	$2,804	$732	$5,368	$2,207
Annualized net loan charge-offs / average total loans and loans held for sale	0.11%	0.25%	0.06%	0.16%	0.07%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	September 30, 2024	June 30, 2024	September 30, 2023
Ending Balance Sheet
Cash and due from banks	$75,214	$56,031	$61,529
Interest-bearing deposits with Federal Reserve	281,972	271,943	117,632
Interest-bearing deposits with other financial institutions	3,723	3,171	3,424
Total cash and cash equivalents	360,909	331,145	182,585
Debt securities available-for-sale, at fair value	378,965	359,900	335,122
Debt securities held-to-maturity, at amortized cost	328,152	354,569	391,301
Equity securities	10,389	9,654	8,948
Loans held for sale	768	642	464
Loans receivable
Syndicated loans	69,470	53,938	123,090
Loans	4,522,438	4,425,754	4,369,084
Total loans receivable	4,591,908	4,479,692	4,492,174
Less: allowance for credit losses	(46,644)	(45,532)	(45,832)
Net loans receivable	4,545,264	4,434,160	4,446,342
Goodwill and other intangibles	43,874	43,874	43,874
Core deposit intangible	223	241	299
Other assets	346,300	352,386	322,973
Total Assets	$6,014,844	$5,886,571	$5,731,908

Noninterest-bearing demand deposits	$841,292	$762,918	$782,996
Interest-bearing demand deposits	681,056	693,074	781,309
Savings	3,040,769	3,140,505	2,883,736
Certificates of deposit	653,832	514,348	554,740
Total deposits	5,216,949	5,110,845	5,002,781
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	84,495	84,419	84,191
Other liabilities	86,417	83,987	75,104
Total liabilities	5,408,481	5,299,871	5,182,696
Common stock	—	—	—
Preferred stock	57,785	57,785	57,785
Additional paid in capital	219,304	218,756	220,100
Retained earnings	371,086	361,987	336,690
Treasury stock	(4,516)	(4,438)	(6,862)
Accumulated other comprehensive loss	(37,296)	(47,390)	(58,501)
Total shareholders' equity	606,363	586,700	549,212
Total liabilities and shareholders' equity	$6,014,844	$5,886,571	$5,731,908

Book value per common share	$26.13	$25.19	$23.52
Tangible book value per common share (non-GAAP) (1)	$24.03	$23.09	$21.40

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	September 30, 2024	June 30, 2024	September 30, 2023
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	8.45%	8.30%	7.86%
Tier 1 leverage ratio (2)	10.59%	10.56%	10.50%
Common equity tier 1 ratio (2)	11.64%	11.71%	11.21%
Tier 1 risk-based ratio (2)	13.30%	13.41%	12.92%
Total risk-based ratio (2)	16.06%	16.20%	15.68%

Asset Quality Detail
Nonaccrual loans	$39,855	$34,788	$27,065
Loans 90+ days past due and accruing	666	112	231
Total nonperforming loans	40,521	34,900	27,296
Other real estate owned	1,514	1,641	2,039
Total nonperforming assets	$42,035	$36,541	$29,335

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	0.92%	0.82%	0.65%
Nonperforming assets / Total assets	0.70%	0.62%	0.51%
Ratio of allowance for credit losses on loans to nonaccrual loans	117.03%	130.88%	169.34%
Allowance for credit losses / Total loans	1.02%	1.02%	1.02%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of September 30, 2024 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$690,098	2.14%	$3,980	$702,036	2.09%	$3,941	$711,299	1.89%	$3,674
Tax-exempt (1) (2) (4)	25,368	2.57	178	25,088	2.59	178	29,455	2.55	204
Equity securities (1) (2)	7,111	5.71	102	6,963	5.72	99	8,598	5.58	121
Total securities (4)	722,577	2.19	4,260	734,087	2.14	4,218	749,352	1.96	3,999
Loans receivable:
Commercial (2) (3)	1,457,192	7.02	25,708	1,416,476	6.85	24,133	1,516,942	6.72	25,693
Mortgage and loans held for sale (2) (3)	2,947,787	6.25	46,278	2,897,473	6.15	44,331	2,834,576	5.83	41,618
Consumer (3)	131,723	11.93	3,950	127,684	12.17	3,863	133,499	11.51	3,874
Total loans receivable (3)	4,536,702	6.66	75,936	4,441,633	6.55	72,327	4,485,017	6.30	71,185
Interest-bearing deposits with the Federal Reserve and other financial institutions	244,553	5.33	3,279	289,925	5.99	4,321	39,389	5.78	574
Total earning assets	5,503,832	5.98	$83,475	5,465,645	5.89	$80,866	5,273,758	5.63	$75,758
Noninterest-bearing assets:
Cash and due from banks	58,472			53,710			55,502
Premises and equipment	118,404			112,386			109,854
Other assets	272,377			268,930			254,106
Allowance for credit losses	(45,970)			(45,693)			(45,729)
Total non interest-bearing assets	403,283			389,333			373,733
TOTAL ASSETS	$5,907,115			$5,854,978			$5,647,491
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$682,690	0.86%	$1,477	$713,431	0.76%	$1,342	$813,264	0.52%	$1,061
Savings	3,076,351	3.55	27,461	3,097,598	3.57	27,464	2,788,499	3.13	22,004
Time	560,565	4.03	5,684	510,649	3.93	4,988	507,597	3.16	4,048
Total interest-bearing deposits	4,319,606	3.19	34,622	4,321,678	3.15	33,794	4,109,360	2.62	27,113
Short-term borrowings	—	0.00	—	—	0.00	—	6,101	5.66	87
Finance lease liabilities	236	5.06	3	259	4.66	3	328	4.84	4
Subordinated notes and debentures	105,077	4.26	1,124	105,001	4.36	1,138	104,773	4.07	1,076
Total interest-bearing liabilities	4,424,919	3.21	$35,749	4,426,938	3.17	$34,935	4,220,562	2.66	$28,280
Demand—noninterest-bearing	795,771			761,270			792,193
Other liabilities	88,441			83,549			79,272
Total Liabilities	5,309,131			5,271,757			5,092,027
Shareholders’ equity	597,984			583,221			555,464
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,907,115			$5,854,978			$5,647,491
Interest income/Earning assets		5.98%	$83,475		5.89%	$80,866		5.63%	$75,758
Interest expense/Interest-bearing liabilities		3.21	35,749		3.17	34,935		2.66	28,280
Net interest spread		2.77%	$47,726		2.72%	$45,931		2.97%	$47,478
Interest income/Earning assets		5.98%	83,475		5.89%	80,866		5.63%	75,758
Interest expense/Earning assets		2.56	35,749		2.55	34,935		2.10	28,280
Net interest margin (fully tax-equivalent)		3.42%	$47,726		3.34%	$45,931		3.53%	$47,478

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023 was $240 thousand, $214 thousand and $242 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023 was $(51.1) million, $(59.2) million and $(61.1) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Nine Months Ended,
	September 30, 2024			September 30, 2023
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$696,259	2.06%	$11,572	$729,787	1.89%	$11,140
Tax-exempt (1) (2) (4)	26,063	2.58	547	31,025	2.60	646
Equity securities (1) (2)	6,951	5.69	296	10,645	4.97	396
Total securities (4)	729,273	2.11	12,415	771,457	1.96	12,182
Loans receivable:
Commercial (2) (3)	1,434,545	6.92	74,360	1,512,575	6.49	73,423
Mortgage and loans held for sale (2) (3)	2,905,301	6.16	134,012	2,733,423	5.70	116,439
Consumer (3)	129,475	11.96	11,591	127,650	11.50	10,978
Total loans receivable (3)	4,469,321	6.57	219,963	4,373,648	6.14	200,840
Interest-bearing deposits with the Federal Reserve and other financial institutions	241,551	5.58	10,085	49,380	6.01	2,221
Total earning assets	5,440,145	5.89	$242,463	5,194,485	5.48	$215,243
Noninterest-bearing assets:
Cash and due from banks	55,243			54,494
Premises and equipment	113,629			107,016
Other assets	267,797			250,210
Allowance for credit losses	(45,812)			(44,556)
Total non interest-bearing assets	390,857			367,164
TOTAL ASSETS	$5,831,002			$5,561,649
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$711,911	0.75%	$4,014	$878,955	0.54%	$3,545
Savings	3,046,518	3.53	80,536	2,581,604	2.75	53,070
Time	531,818	3.87	15,414	516,261	2.79	10,775
Total interest-bearing deposits	4,290,247	3.11	99,964	3,976,820	2.27	67,390
Short-term borrowings	—	0.00	—	47,094	5.07	1,787
Finance lease liabilities	259	4.64	9	350	4.58	12
Subordinated notes and debentures	105,001	4.32	3,394	104,698	4.04	3,164
Total interest-bearing liabilities	4,395,507	3.14	$103,367	4,128,962	2.34	$72,353
Demand—noninterest-bearing	764,770			805,513
Other liabilities	84,708			79,140
Total Liabilities	5,244,985			5,013,615
Shareholders’ equity	586,017			548,034
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,831,002			$5,561,649
Interest income/Earning assets		5.89%	$242,463		5.48%	$215,243
Interest expense/Interest-bearing liabilities		3.14	103,367		2.34	72,353
Net interest spread		2.75%	$139,096		3.14%	$142,890
Interest income/Earning assets		5.89%	242,463		5.48%	215,243
Interest expense/Earning assets		2.51	103,367		1.84	72,353
Net interest margin (fully tax-equivalent)		3.38%	$139,096		3.64%	$142,890

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the nine months ended September 30, 2024 and 2023, was $671 thousand and $755 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the nine months ended September 30, 2024 and 2023 was $(55.1) million and $(58.6) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	September 30, 2024	June 30, 2024	September 30, 2023
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$606,363	$586,700	$549,212
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	548,578	528,915	491,427
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	223	241	299
Tangible common equity (non-GAAP)	$504,481	$484,800	$447,254

Total assets	$6,014,844	$5,886,571	$5,731,908
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	223	241	299
Tangible assets (non-GAAP)	$5,970,747	$5,842,456	$5,687,735

Ending shares outstanding	20,994,730	20,998,117	20,895,634

Book value per common share (GAAP)	$26.13	$25.19	$23.52
Tangible book value per common share (non-GAAP)	$24.03	$23.09	$21.40

Common shareholders' equity / Total assets (GAAP)	9.12%	8.99%	8.57%
Tangible common equity / Tangible assets (non-GAAP)	8.45%	8.30%	7.86%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Calculation of net interest margin:
Interest income	$83,235	$80,652	$75,516	$241,792	$214,488
Interest expense	35,749	34,935	28,280	103,367	72,353
Net interest income	$47,486	$45,717	$47,236	$138,425	$142,135

Average total earning assets	$5,503,832	$5,465,645	$5,273,758	$5,440,145	$5,194,485

Net interest margin (GAAP) (annualized)	3.43%	3.36%	3.55%	3.40%	3.66%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$83,235	$80,652	$75,516	$241,792	$214,488
Tax equivalent adjustment (non-GAAP)	240	214	242	671	755
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	83,475	80,866	75,758	242,463	215,243
Interest expense	35,749	34,935	28,280	103,367	72,353
Net interest income (fully tax equivalent basis) (non-GAAP)	$47,726	$45,931	$47,478	$139,096	$142,890

Average total earning assets	$5,503,832	$5,465,645	$5,273,758	$5,440,145	$5,194,485
Less: average mark to market adjustment on investments (non-GAAP)	(51,075)	(59,225)	(61,103)	(55,134)	(58,577)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,554,907	$5,524,870	$5,334,861	$5,495,279	$5,253,062

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.42%	3.34%	3.53%	3.38%	3.64%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Calculation of PPNR (non-GAAP): (1)
Net interest income	$47,486	$45,717	$47,236	$138,425	$142,135
Add: Non-interest income	10,973	8,865	7,863	28,793	24,198
Less: Non-interest expense	38,784	35,989	36,914	112,197	106,892
PPNR (non-GAAP)	$19,675	$18,593	$18,185	$55,021	$59,441

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Calculation of efficiency ratio:
Non-interest expense	$38,784	$35,989	$36,914	$112,197	$106,892

Non-interest income	$10,973	$8,865	$7,863	$28,793	$24,198
Net interest income	47,486	45,717	47,236	138,425	142,135
Total revenue	$58,459	$54,582	$55,099	$167,218	$166,333
Efficiency ratio	66.34%	65.94%	67.00%	67.10%	64.26%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$38,784	$35,989	$36,914	$112,197	$106,892
Less: core deposit intangible amortization	18	19	20	57	65
Adjusted non-interest expense (non-GAAP)	$38,766	$35,970	$36,894	$112,140	$106,827

Non-interest income	$10,973	$8,865	$7,863	$28,793	$24,198

Net interest income	$47,486	$45,717	$47,236	$138,425	$142,135
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,473	1,318	1,376	4,127	4,043
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	2,123	1,902	1,955	5,957	5,668
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	48,136	46,301	47,815	140,255	143,760
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$59,109	$55,166	$55,678	$169,048	$167,958

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	65.58%	65.20%	66.26%	66.34%	63.60%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Calculation of return on average tangible common equity (non-GAAP):
Net income	$13,954	$12,957	$13,727	$39,511	$44,043
Less: preferred stock dividends	1,076	1,075	1,076	3,226	3,226
Net income available to common shareholders	$12,878	$11,882	$12,651	$36,285	$40,817

Average shareholders' equity	$597,984	$583,221	$555,464	$586,017	$548,034
Less: average goodwill & intangibles	44,108	44,127	44,186	44,127	44,201
Less: average preferred equity	57,785	57,785	57,785	57,785	57,785
Tangible common shareholders' equity (non-GAAP)	$496,091	$481,309	$453,493	$484,105	$446,048

Return on average equity (GAAP) (annualized)	9.28%	8.94%	9.80%	9.01%	10.74%
Return on average common equity (GAAP) (annualized)	9.48%	9.10%	10.09%	9.18%	11.13%
Return on average tangible common equity (non-GAAP) (annualized)	10.33%	9.93%	11.07%	10.01%	12.23%